Exhibit 99.1

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100

Codexis Reports 2010 First Quarter Results

Redwood City, CA – May 26, 2010 – Codexis, Inc. (NASDAQ: CDXS) today announced financial results for the first quarter ending March 31, 2010.

Codexis completed an initial public offering of six million shares in April 2010, raising gross proceeds of $78 million at a price per share of $13.00.

Financial Highlights

For the first quarter, the company reported revenues of $25.7 million, an increase of 32% from $19.4 million in the same period last year and a net loss of ($1.4 million) or ($0.50) per basic and diluted share compared to a loss of ($6.1 million) or ($2.35) per basic and diluted share in the first quarter of 2009. Research and development expenses for the first quarter of 2010 declined 14% to $13.0 million from $15.1 million for the first quarter of 2009.

On a non-GAAP basis, Adjusted EBITDA increased from ($3.4) million in the first quarter of 2009 to $2.8 million in the first quarter of 2010. Adjusted EBITDA is calculated by adding depreciation, amortization, net interest expense, income taxes, stock-based compensation and preferred stock fair market value adjustment to our net loss. A reconciliation of Adjusted EBITDA to net loss is presented in the table below.

Cash, cash equivalents and marketable securities for the first quarter decreased to $39.3 million, compared to $55.6 million at December 31, 2009.

For 2010, Codexis forecasts revenues of $94 million to $98 million, which would represent growth of 13% to 18% compared to 2009. Codexis expects Adjusted EBITDA to be positive for full year 2010.

Conference Call

Codexis will hold a conference call for investors on May 26, 2010 at 1:30PM PT/4:30PM ET. The conference call dial-in numbers are US: 866-783-2145 or International: 857-350-1604, access code (56829308). A live webcast of the call will also be available on the Investor Relations section of www.codexis.com. A recording of the call will be available by calling (US: 888-286-8010) or (International: 617-801-6888), access code (94161862) beginning approximately one hour after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately one hour after the call and will be available for up to thirty days.

About Codexis

Codexis, Inc. is a leading provider of optimized biocatalysts that make existing industrial processes faster, cleaner and more efficient than current methods and have the potential to make new industrial processes possible at commercial scale. Codexis has commercialized its biocatalysts in the pharmaceutical industry and is developing biocatalysts for use in producing advanced biofuels under a multi-year research and development collaboration. The company is also using its technology platform to pursue biocatalyst-enabled solutions in other bioindustrial markets, including carbon management, water treatment and chemicals.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s forecast for 2010 revenue and Adjusted EBITDA, as defined in this press release. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Codexis’ Registration Statement on Form S-1 dated December 28, 2009, as amended, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Share Amounts)

	Three Months Ended March 31,
	2010	2009
Revenues:
Product	$6,275	$4,571
Related party collaborative research and development	16,042	14,420
Collaborative research and development	661	407
Government grants	2,722	12

Total revenues	25,700	19,410

Costs and operating expenses:
Cost of product revenues	5,218	3,856
Research and development	12,982	15,134
Selling, general and administrative	8,600	6,063

Total costs and operating expenses	26,800	25,053

Loss from operations	(1,100)	(5,643)
Interest income	28	31
Interest expense and other, net	(358)	(427)

Loss before provision (benefit) for income taxes	(1,430)	(6,039)
Provision (benefit) for income taxes	(61)	54

Net loss	(1,369)	(6,093)

Net loss per share of common stock, basic and diluted	$(0.50)	$(2.35)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	2,714	2,594

Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$29,197	$31,785
Marketable securities	10,067	23,778
Accounts receivable, net	6,561	7,246
Inventories	2,912	2,915
Prepaid expenses and other current assets	1,919	1,658

Total current assets	50,656	67,382
Restricted cash	731	731
Property and equipment, net	21,251	21,581
Intangible assets, net	744	928
Goodwill	3,241	3,241
Other non-current assets	7,213	5,173

Total assets	$83,836	$99,036

Liabilities, redeemable convertible preferred stock, and shareholders’ deficit
Current liabilities:
Accounts payable	$6,730	$9,999
Accrued compensation	3,560	6,518
Related party payable	548	1,314
Other accrued liabilities	9,294	10,376
Redeemable convertible preferred stock warrant liability	2,405	2,009
Deferred revenues	819	2,240
Related party deferred revenues	8,622	13,161
Financing obligations	5,455	5,368

Total current liabilities	37,433	50,985
Deferred revenues, net of current portion	1,811	1,856
Related party deferred revenues, net of current portion	6,466	7,487
Financing obligations, net of current portion	1,207	2,574
Other long-term liabilities	1,405	1,307

Total liabilities	48,322	64,209
Redeemable convertible preferred stock issuable in series A to F	179,672	179,672

Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	16,812	15,015
Accumulated other comprehensive income (loss)	7	(252)
Accumulated deficit	(160,977)	(159,608)

Total stockholders’ deficit	(144,158)	(144,845)
Total liabilities, redeemable convertible preferred stock, and shareholders’ deficit	$83,836	$99,036

Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net loss	$(1,369)	$(6,093)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	187	215
Depreciation and amortization of property and equipment	1,651	1,130
Revaluation of redeemable convertible preferred stock warrant liability	96	6
Stock-based compensation	1,655	931
Amortization of debt discount	60	105
Accretion (amortization) of premium/discount on marketable securities	(119)	24
Changes in operating assets and liabilities:
Accounts receivable	685	1,644
Inventories	3	116
Prepaid expenses and other current assets	(261)	(151)
Other assets	(71)	7
Accounts payable	(2,720)	(2,611)
Accrued compensation	(2,958)	(807)
Accrued related party payable	(766)	3,084
Other accrued liabilities	(1,372)	(4,204)
Deferred revenues	(7,026)	(1,764)

Net cash used in operating activities	(12,025)	(8,368)
Investing activities:
Decrease in restricted cash	—	220
Purchase of property and equipment	(1,320)	(1,340)
Proceeds from maturities of marketable securities	13,610	5,000

Net cash provided by investing activities	12,290	3,880

Financing activities:
Principal payments on financing obligations	(1,339)	(1,424)
Payments in preparation for initial public offering	(1,636)	—
Proceeds from issuance of preferred stock	—	30,000
Proceeds from exercises of stock options	140	46

Net cash provided by (used) in financing activities	(2,835)	28,622

Effect of exchange rate changes on cash and cash equivalents	(18)	11

Net increase (decrease) in cash and cash equivalents	(2,588)	24,145
Cash and cash equivalents:
Beginning of the period	31,785	21,903

End of the period	29,197	46,048

Marketable securities at the end of period	10,067	10,196

Cash, cash equivalents and marketable securities	$39,264	$56,244

Reconciliation of GAAP to Non-GAAP Financial Information

Adjusted EBITDA (earnings before interest, tax, depreciation, amortization, stock-based compensation and warrant related costs) for the first quarter of 2010 was $2.8 million compared to a loss of $3.4 million in the first quarter of 2009. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating management’s performance when determining incentive compensation and to evaluate the effectiveness of our business strategies.

A reconciliation of Adjusted EBITDA to GAAP net income (loss) is included in the table below.

Codexis, Inc.

Reconciliation of Adjusted EBITDA to GAAP Net Income (Loss)

(Unaudited, In Thousands)

	Three Months Ended March 31,
Calculation of Adjusted EBITDA	2010	2009
Net income (loss)	$(1,369)	$(6,093)
Adjustments:
Minus: Interest income	28	31
Plus: Interest expense	298	403
Plus: Income taxes	(61)	54
Plus: Depreciation and amortization	1,838	1,345
Plus: Stock-based compensation	1,713	900
Plus: Preferred stock warrant fair market valuation adjustment	396	6

Adjusted EBITDA	$2,787	$(3,416)

For the three months ended March 31, 2010, Adjusted EBITDA benefited from two sources of revenue. First, the Company recognized a $2.7 million grant from the Singapore government related to our pharmaceutical R&D program in Singapore. Second, we recognized a $1.4 million milestone payment from Shell for a biofuels research milestone achieved in late 2009 and validated in the first quarter of 2010.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Contacts:

Investors: Derick Sutton, derick.sutton@codexis.com, 650, 421-8130

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212-827-3771.